Exhibit 10.1

December 11, 2012

Nicholas D. Latrenta

Executive Vice President and General Counsel

Dear Nick:

We appreciate your offer to remain with MetLife for a limited period of time to ensure a smooth transition to your successor General Counsel, and we are pleased to memorialize arrangements for you to do so in this letter. Your professionalism and dedication throughout your career with MetLife has exemplified what our executives and associates can achieve.

Beginning with the date that your successor General Counsel of MetLife, Inc. begins employment, your own employment with MetLife will continue on an at-will basis in the position of “Special Counsel” and your monthly base salary rate will be adjusted to $43,000 payable on MetLife Group, Inc.’s normal payroll schedule. Your duties will include providing legal advice to and otherwise consulting with the General Counsel and the Chief Executive Officer of MetLife, Inc. and others at MetLife as an attorney for MetLife, Inc. and its affiliates, on an as needed basis. In light of the substantial change in your role and time expected to be spent on MetLife matters, you will have a separation from service for deferred compensation payment purposes, in accordance with Internal Revenue Code Section 409A, effective the date your new duties under this agreement begin.

In your new role, you will report to the Chief Executive Officer of MetLife, Inc., but will no longer be a member of the Executive Group or an officer or director of MetLife, Inc. or any affiliate of MetLife, Inc., or a trustee or fiduciary of any trust or benefit plan associated with MetLife, or a representative of MetLife on any committees or association; your resignation from these positions will be effective on the date you assume your Special Counsel position.

During your employment, you will remain eligible for MetLife’s compensation and benefit plans subject to their terms. MetLife, Inc. will also indemnify you and hold you harmless from any and all claims arising out of or in connection with any service or advice that you provide during this period, including but not limited to attorney’s fees and costs, to the same extent as it indemnifies and holds harmless its officers under its bylaws.

We understand your intention to retire from MetLife effective March 31, 2013, and we expect that the transition and other matters on which you are needed should conclude by that time.

In order to memorialize our common understanding, please return one signed copy of this letter to me. If you have any questions, please contact me. The terms of this letter are subject to review and approval by the MetLife, Inc. Compensation Committee and Board of Directors.

Sincerely,

MetLife, Inc.

By:	/s/ Frans Hijkoop
Frans Hijkoop
Executive Vice President and
Chief Human Resources Officer

I accept these arrangements.

/s/ Nicholas D. Latrenta
Nicholas D. Latrenta

12/11/12
Date

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